Exhibit T3A.36

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CCOI HOLDCO PARENT II, LLC”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 2015, AT 11:50 O’CLOCK A.M.

5922308 8100 SR# 20151581440	Authentication: 10704470 Date: 12-30-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF FORMATION

OF

CCOI HOLDCO PARENT II, LLC

This Certificate of Formation is being executed as of December 30, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.    Name. The name of the limited liability company is CCOI Holdco Parent II, LLC (the “Company”).

2.    Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By: /s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person

State of Delaware Secretary of State Division of Corporations Delivered 11:50 AM 12/30/2015 FILED 11:50 AM 12/30/2015 SR 20151581440 - »Number 5922308